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                                                                  EXECUTION COPY
                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), by and between ResortQuest International, Inc., a Delaware corporation formerly known as Vacation Properties International, Inc. ("RQI"), and James Olin ("Employee"), is dated as of this 4th day of January, 2000 (the "Effective Date"). If RQI and the other party to a transaction constituting a Change in Control (as defined herein) agree that such transaction shall be treated as a "pooling of interests" for financial reporting purposes, and if the transaction is in fact so treated, then the provisions of this Agreement shall not be valid to the extent that RQI's independent public accountants determine in good faith that the provisions of this Agreement would preclude "pooling of interests" accounting.

                              W I T N E S S E T H:

        WHEREAS, as of the date of this Agreement, RQI is engaged primarily in the business of providing noncommercial property management, rental and sales services and hotel management services;

        WHEREAS, Employee is employed hereunder by RQI in a confidential relationship wherein Employee, in the course of Employee's employment with RQI, has and will continue to become familiar with and aware of information as to RQI's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by RQI, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to RQI, which information is a trade secret and constitutes the valuable goodwill of RQI;

        NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereto hereby agree as follows:

                              A G R E E M E N T S:

        1.     EMPLOYMENT AND DUTIES.

               (a) RQI hereby employs Employee as Chief Operating Officer of RQI. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a Chief Operating Officer of RQI and will report to the Chief Executive Officer ("CEO") and the Board of Directors (the "Board") of RQI. Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to Section l(c) hereof, agrees to devote Employee's full working time, attention and efforts to promote and further the business of RQI.

               (b) Employee shall faithfully adhere to, execute and fulfill all policies established by RQI.

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               (c) Employee shall not, during the Term of his employment
hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 3 hereof.

        2.     COMPENSATION; OPTIONS.

        For all services rendered by Employee, RQI shall compensate Employee as follows:

               (a) Base Salary. The base salary payable to Employee shall be $240,000 per year, payable on a regular basis in accordance with RQI's standard payroll procedures but not less than monthly.

               (b) Incentive Bonus Plan. For 2000 and subsequent years, it is RQI's intent to develop a written Incentive Bonus Plan (which may be RQI's Incentive Bonus Plan) setting forth the criteria under which Employee and other officers and key employees will be eligible to receive year-end bonus awards. RQI contemplates that the maximum bonus for which Employee may be eligible will be sixty percent (60%) of Employee's base salary.

               (c) Executive Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from RQI in such form and to such extent as specified below:

               (i) Payment of all premiums for coverage for Employee under health, hospitalization, disability, dental, life and other insurance plans that RQI may have in effect from time to time, such benefits provided to Employee under this clause (i) to be at least equal to such benefits provided to RQI executives;

               (ii) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of Employee's services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with RQI's expense reporting policy; and

               (iii) RQI shall provide Employee with other executive perquisites as may be available to or deemed appropriate for Employee by the Board and participation in all other RQI-wide employee benefits as available from time to time.

        At the Effective Date, RQI shall grant to Employee options to acquire seventy-five thousand (75,000) shares of RQI common stock at a price per share equal to the closing price on the Effective Date. Such options shall vest in installments of twenty-five thousand (25,000) shares on each of the first (1st), second (2nd) and third (3rd) anniversaries of the Effective Date.

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        3.     NON-COMPETITION.

               (a) Employee shall not, during the period of Employee's employment with RQI, and for a period of two (2) years immediately following the termination of Employee's employment under this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

               (i) engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any noncommercial property management, rental or sales business or hotel management business in direct competition with RQI or any subsidiary of RQI, within one hundred (100) miles of the locations in which RQI or any of RQI's subsidiaries conducts any noncommercial property management, rental or sales business or hotel management business (the "Territory");

               (ii) call upon any person who is, at that time, within the Territory, an employee of RQI (including the subsidiaries thereof) in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of RQI (including the subsidiaries thereof), provided that Employee shall be permitted to call upon and hire any member of his immediate family;

               (iii) call upon any person or entity which is at that time, or which has been, within one (1) year prior to that time, a customer of RQI (including the subsidiaries thereof) within the Territory for the purpose of providing noncommercial property management, rental or sales services to property owners and/or renters in direct competition with RQI or any subsidiary of RQI within the Territory; or

               (iv) call upon any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor in the noncommercial property management, rental or sales business or hotel management business, which candidate, to Employee's actual knowledge after due inquiry, was called upon by RQI (including the subsidiaries thereof) or for which, to Employee's actual knowledge after due inquiry, RQI (or any subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity, unless RQI (or any subsidiary thereof) has expressly declined to pursue such acquisition candidate or at least one (1) year has elapsed since RQI (or any subsidiary thereof) has taken any action with respect to pursuing such acquisition candidate.

        Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from (A) acquiring as an investment not more than two percent (2%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter, or (B) engaging in the hotel management business if the Employee's employment hereunder is terminated after the initial two and one-half-year Term of this Agreement.

               (b) Because of the difficulty of measuring economic losses to RQI as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that

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could be caused to RQI for which RQI would have no other adequate remedy,
Employee agrees that the foregoing covenant may be enforced by RQI in the event of breach by him, by injunctions and restraining orders.

               (c) It is agreed by the parties hereto that the foregoing covenants in this Section 3 impose a reasonable restraint on Employee in light of the activities and business of RQI (including RQI's subsidiaries) on the date of the execution of this Agreement and the current plans of RQI (including RQI's subsidiaries); but it is also the intent of RQI and Employee that such covenants be construed and enforced in accordance with the changing locations of RQI (including RQI's subsidiaries) throughout the Term of is Agreement. For example, if, during the Term of this Agreement, RQI (including RQI's subsidiaries) establishes new locations for its current activities or business, then Employee will be precluded from soliciting the customers or employees from such new location and from directly competing within one hundred (100) miles of such locations through the Term of this Agreement.

        It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with RQI (including RQI's subsidiaries), or similar activities, or business in locations the operation of which, under such circumstances, does not violate clause (a) of this Section 3, and in any event such new business, activities or location are not in violation of this Section 3 or of Employee's obligations under this Section 3, if any, Employee shall not be chargeable with a violation of this Section 3 if RQI (including RQI's subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

               (d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

               (e) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against RQI (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by RQI of such covenants. It is specifically agreed that the period of two (2) years following termination of employment stated at the beginning of this Section 3, during which the agreements and covenants of Employee made in this Section 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 3.

        4.     PLACE OF PERFORMANCE.

               (a) Employee understands that he may be requested by RQI to relocate from Employee's present residence to another geographic location in order to more efficiently carry out Employee's duties and responsibilities under this Agreement or as part of a promotion or

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other increase in duties and responsibilities. In such event if Employee agrees to relocate, RQI will pay all reasonable relocation costs to move Employee, Employee's immediate family and their personal property and effects. Such costs may include, by way of example, but are not limited to: reasonable expenses related to pre-move visits to search for a new residence, to investigate schools or for other purposes; reasonable temporary lodging and living costs prior to moving into a new permanent residence; duplicate home carrying costs; all closing costs on the sale of Employee's present residence and on the purchase of a comparable residence in the new location; and added income taxes that Employee may incur if any unreimbursed relocation costs are not deductible for tax purposes. The general intent of the foregoing is that Employee shall not personally bear any out-of-pocket costs as a result of the relocation, with an understanding that Employee will use Employee's best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation with minimal disruption to the business affairs of RQI, and the personal life of Employee and Employee's family.

               (b) Notwithstanding the above, if Employee is requested by the Board to relocate and Employee refuses, such refusal shall constitute "good cause" for termination of this Agreement under the terms of Section 5(c) hereof.

        5.     TERM; TERMINATION; RIGHTS ON TERMINATION.

        The term of this Agreement shall begin on the Effective Date and continue until October 1, 2000 for two and one-half (2 1/2) years, and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein in effect as of the time of renewal (such initial period and any extensions thereof being referred to herein as the "Term"). This Agreement and Employee's employment may be terminated in any one of the following ways:

               (a) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate.

               (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from Employee's full-time duties hereunder for one hundred twenty (120) consecutive days, then thirty (30) days afer receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), RQI may terminate Employee's employment hereunder, provided Employee is unable to resume Employee's full-time duties at the conclusion of such notice period. Also, Employee may terminate Employee's employment hereunder if his health should become impaired to an extent that makes the continued performance of Employee's duties hereunder hazardous to Employee's physical or mental health or life, provided that Employee shall have furnished RQI with a written statement from a qualified doctor to such effect and provided, further, that, at RQI's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by RQI who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall have no right to any severance compensation.

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               (c) Good Cause. RQI may terminate this Agreement ten (10) days after delivery of written notice to Employee for "good cause", which shall be: (1) Employee's willful, material and irreparable breach of the Agreement;
(2) Employee's continual and material failure to adequately perform, continuing for ten (10) days after receipt of written notice of need to cure, any of Employee's material duties and responsibilities, provided that a termination pursuant to this clause (2) is approved by a vote of at least two-thirds (2/3) of the Board; (3) Employee's willful dishonesty, fraud or misconduct which has a material adverse affect on the operations or reputation of RQI (other than good faith expense account disputes); (4) Employee's conviction in a court of competent jurisdiction of a felony (other than a traffic violation); or (5) Employee's chronic alcohol abuse or illegal drug use. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

               (d) Without Good Cause. Should Employee be terminated by RQI without good cause during the Term, Employee shall be entitled to continue to receive from RQI the base salary at the rate then in effect for whatever time period is remaining under the Term of this Agreement or for one (l) year, whichever amount is greater. Should Employee be terminated by RQI without good cause at any time during or after the Term, Employee shall be entitled to waive Employee's right to receive severance compensation (by a written waiver delivered to RQI on the effective date of termination), and, in such case, the noncompetition provisions of Section 3 hereof shall not apply.

               (e) By Employee. At any time after the commencement of employment, Employee may, without "good reason" (as defined in Exhibit A hereto), terminate this Agreement and Employee's employment, effective thirty
(30) days after written notice is provided to RQI. If Employee resigns or otherwise terminates Employee's employment without good reason, Employee shall receive no severance compensation. If Employee's resignation or other termination by Employee is for good reason, RQI shall pay all amounts and damages to which Employee may be entitled as a result of such resignation or other termination, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce Employee's rights hereunder. Further, none of the provisions of Section 3 hereof shall apply in the event this Agreement is terminated by Employee for good reason.

               (f) Change in Control of RQI. In the event of a "Change in Control" of RQI (as defined below) during the Term, refer to Section 12 below.

        Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above or in
Section 12 hereof. All other rights and obligations of RQI and Employee under this Agreement shall cease as of the effective date of termination, except that RQI's obligations under Section 9 hereof and Employee's obligations under Sections 3, 6, 7, 8 and l0 hereof shall survive such termination in accordance with their terms. Notwithstanding anything herein to the contrary, if a Change in Control occurs during the Term and there is less than one (l) year remaining on the Term, the Term shall be extended for one (l) year following the date of the

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Change in Control, provided that the payment and other obligations hereunder shall survive the termination of this Agreement to the extent a Change in Control has occurred at any time during the Term.

        6.     RETURN OF COMPANY PROPERTY.

        All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of RQI or its representatives, vendors or customers which pertain to the business of RQI shall be and remain the property of RQI and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of RQI which is collected by Employee shall be delivered promptly to RQI without request by it upon termination of Employee's employment.

        7.     INVENTIONS.

        Employee shall disclose promptly to RQI any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one (l) year thereafter, and which are directly related to the business or activities of RQI and which Employee conceives as a result of Employee's employment by RQI. Employee hereby assigns and agrees to assign all of Employee's interests therein to RQI or its nominee. Whenever requested to do so by RQI, Employee shall execute any and all applications, assignments or other instruments that RQI shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect RQI's interest therein.

        8.     TRADE SECRETS.

        Employee agrees that he will not, during or after the Term of this Agreement with RQI, disclose the specific terms of RQI's relationships or agreements with its significant vendors or customers or any other significant and material trade secret of RQI, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

        9.     INDEMNIFICATION.

        In the event Employee is made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by RQI against Employee), by reason of the fact that Employee is or was performing services under this Agreement, then RQI shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and RQI are made a party to the same third-party action, complaint, suit or proceeding, RQI agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by RQI shall have a conflict of interest that prevents such counsel from

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representing Employee, Employee may engage separate counsel and RQI shall pay all reasonable attorneys' fees of such separate counsel.

        10.    NO PRIOR AGREEMENTS.

        Employee hereby represents and warrants to RQI that the execution of this Agreement by Employee and his employment by RQI and the performance of Employee's duties hereunder will not violate or constitute a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify RQI for any claim, including but not limited to attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against RQI based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

        11.    ASSIGNMENT; BINDING EFFECT.

        Employee understands that he has been selected for employment by RQI on the basis of Employee's personal qualifications, experience and skills. Employee, therefore, shall not assign all or any portion of Employee's performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 12 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

        12.    CHANGE IN CONTROL.

               (a) Unless Employee elects to terminate this Agreement pursuant to subsection (c) below, Employee understands and acknowledges that RQI may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of RQI hereunder or that RQI may undergo another type of Change in Control. In the event such a merger or consolidation or other Change in Control is initiated prior to the end of the Term, then the provisions of this Section 12 shall be applicable.

               (b) In the event of a pending Change in Control wherein RQI and Employee have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of RQI's business and/or assets that such successor is willing as of the closing to assume and agree to perform RQI's obligations under this Agreement in the same manner and to the same extent that RQI is hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by RQI without cause during the Term and the applicable portions of Section 5(d) hereof shall apply; however, under such circumstances, the amount of the severance payment due to Employee shall be triple the amount calculated under the terms of Section 5(d) and shall payable in a lump sum payment and the noncompetition provisions of Section 3 hereof shall not apply. In addition, RQI shall provide Employee with the benefits set forth in subsections 12(h)(ii) through (iv) hereof.

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               (c) In any Change in Control situation, Employee may elect to terminate this Agreement by providing written notice to RQI at least five (5) business days prior to the anticipated closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of Section 5(d) hereof shall apply as though the Company had terminated the Agreement without cause during the Term; provided, however, under such circumstances, the amount of the severance payment due to Employee shall be double the amount calculated under the terms of Section 5(d) and shall be payable in a lump sum payment and the noncompetition provisions of Section 3 hereof shall all apply for a period of two (2) years from the effective date of termination. Employee shall have the right to waive Employee's right to receive the severance compensation payable under this Section 12(c) (by a written waiver delivered to RQI on the effective date of the termination), in which case the noncompetition provisions of Section 3 hereof shall not apply.

               (d) For purposes of applying Section 5 hereof under the circumstances described in subsections (b) and (c) above, the effective date of termination shall be the closing date of the transaction giving rise to the Change in Control, and all compensation, reimbursements and lump-sum payments due Employee must be paid in full by RQI at or prior to such closing. Further, Employee shall be given sufficient time and opportunity to elect whether to exercise all or any of Employee's vested options to purchase RQI Common Stock, including any options with accelerated vesting under the provisions of RQI's 1998 Long-Term Incentive Plan, as amended, such that Employee may convert the options to shares of RQI Common Stock at or prior to the closing of the transaction giving rise to the Change in Control, if Employee so desires.

               (e) A "Change in Control" shall be deemed to have occurred if any of the following shall have occurred:

               (i) any person or entity, ether than RQI or an employee benefit plan of RQI, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of RQI and immediately after such acquisition such person or entity is, directly or indirectly, the Beneficial Owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then outstanding voting securities of RQI;

               (ii) the following individuals no longer constitute a majority of the members of the Board of Directors of RQI: (A) those individuals who, as of the closing date of RQI's initial public offering, constitute the Board of Directors of RQI (the "Original Directors"); (B) those individuals who thereafter are elected to the Board of Directors of RQI and whose election, or nomination for election, to the Board of Directors of RQI was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election); and (C) those individuals who are elected to the Board of Directors of RQI and whose election, or nomination for election, to the Board of Directors of RQI was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election);

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               (iii) the stockholders of RQI shall approve a merger,
        consolidation, recapitalization or reorganization of RQI, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least seventy-five percent (75%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least seventy-five percent (75%) of the holders of outstanding voting securities of RQI immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

               (iv) the stockholders of RQI shall approve a plan of complete liquidation of RQI or an agreement for the sale or disposition by RQI of all or a substantial portion of RQI's assets (i.e., fifty percent (50%) or more of the total assets of RQI).

               (f) Employee must be notified in writing by RQI at any time that RQI anticipates that a Change in Control may take place.

               (g) (i) In the event any payment that is either received by Employee or paid by RQI on his behalf or any property or any other benefit provided to him under this Agreement or under any other plan, arrangement or agreement with RQI or any other person whose payments or benefits are treated as contingent on a change of ownership or control of RQI (or in the ownership of a substantial portion of the assets of RQI) or any person affiliated with RQI or such person (but only if such payment or other benefit is in connection with Employee's employment by RQI (collectively the " RQI Payments")), shall be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (and any similar tax that may hereafter be imposed by any taxing authority), RQI shall pay to Employee at the time specified in clause (iv) below an additional amount (the "Gross-up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the RQI Payments and any U.S. federal, state, or local income or payroll tax upon the Gross-up Payment provided for by this clause (i), but before deduction for any U.S. federal, state, and local income or payroll tax on the RQI Payments, shall be equal to the RQI Payments.

               (ii) For purposes of determining whether any of the RQI Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section
                    280G)(3) of the Code) shall be treated as

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                    subject to the Excise Tax, unless and except to the extent that, in the opinion of RQI's independent certified public accountants appointed prior to any Change in Control or tax counsel selected by such accountants or RQI (the "Accountants"), such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount," or are otherwise not subject to the Excise Tax, and (B) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the "Accountants" hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to RQI and Employee at such time as it is requested by RQI or Employee. If the Accountants determine that payments under this Agreement must be reduced pursuant to this Section 12, they shall furnish Employee with a written opinion to such effect. The determination of the Accountants shall be binding upon RQI and Employee.

               (iii) For purposes of determining the amount of the Gross-up
                    Payment, Employee shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence for the calendar year in which the RQI Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Employee shall repay to RQI, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to RQI has been paid to any U.S. federal, state or local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Employee, and interest payable to RQI shall not exceed the interest received or credited to Employee by such tax authority for the period it held such portion. Employee and RQI shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Employee's claim for refund or credit is denied.

               In the event that the Excise Tax is later determined by the
                    Accountants to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), RQI shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

               (iv) Not later than the date on which Employee's Excise Tax is due (which shall include the date that any withholding obligation for such Excise Tax is required to be satisfied), RQI shall pay to Employee or, in the case of any withholding obligation, the Internal Revenue Service on behalf of such Employee, an amount equal to the Excise Tax. The Gross-up Payment or portion thereof provided for in clause (iii) above (less any amounts paid pursuant to the preceding sentence) shall be paid within ten (l0) days after Employee delivers a written request for reimbursement accompanied by a copy of Employee's tax return(s) showing the Excise Tax actually incurred by Employee.

               (v) Employee shall notify the Chief Financial Officer of RQI in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by RQI of a Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprize RQI of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty
                    (30) day period following the date on which it gives such notice to RQI (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If RQI notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                    (A) give RQI any information reasonably requested by RQI relating to such claim;

                    (B) take such action in connection with contesting such claim as RQI shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by RQI;

                    (C) cooperate with RQI in good faith in order to effectively contest such claim; and

                    (D) permit RQI to participate in any proceedings relating to such claim;

        PROVIDED, HOWEVER, that RQI shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including any interest and penalties with respect thereto) imposed as a result of such representation and payment of cost and expenses.

                    Without limitation on the foregoing provisions of this clause (v), RQI shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as RQI shall determine; provided, however, that if RQI directs Employee to pay such claim and sue for a refund, RQI shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, RQI's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (vi) If, after receipt by Employee of an amount advanced by RQI pursuant to clause (v) above, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to RQI's complying with the requirements of clause (v)) promptly pay to RQI the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by RQI pursuant to clause (v), a determination is made that Employee shall not be entitled to any refund with respect to such claim and RQI does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid.

               (vii) RQI shall be responsible for all charges of the
                     Accountants.

               (viii) RQI and Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 12.

               (h) If Employee's employment by RQI is terminated within one (1) year after a Change in Control by Employee for good reason or by RQI without good cause, then RQI shall pay or provide Employee with all of the following severance benefits:

                   (i) a lump-sum cash payment within fifteen (15) days of Employee's date of termination (or, if applicable, such later date as is necessary for Employee to execute the release described under Section 20(b) herein) equal to three
               (3) times Employee's annual base salary in effect immediately prior to the Change in Control;

                    (ii) any base salary, bonus, vacation pay, deferred
               compensation accrued or earned under law or in accordance with RQI's policies applicable to Employee but not yet paid and any incurred, but unreimbursed business expenses for the period prior to termination shall be payable in accordance with RQI's policies and the terms of the applicable planv("Accrued Obligations");

                    (iii) continued participation (at RQI's cost and without any required employee or dependent contributions) in all health or welfare plans which cover Employee (and eligible dependents), including, without limitation, medical, dental, life insurance and disability coverage upon the same terms and conditions (except for the requirements of Employee's continued employment) in effect on the Employee's date of termination (which shall be substantially comparable to the health or welfare plans in which Employee participated in immediately prior to the Change in Control) until three (3) years after the date of termination; provided, however, that in the event Employee obtains other employment that offers substantially similar or improved benefits, as to any particular health or welfare plan, such continuation of coverage by RQI for such similar or improved benefit under such plan shall immediately cease. To the extent such coverage cannot be provided under RQI's health plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Employee, RQI shall pay Employee an amount such that Employee can purchase such benefits separately at no greater after tax cost to him than he would have had if such benefits were provided to him as an employee. The continuation of health benefits for the thirty-six (36) month period shall reduce and count against Employee's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and

                    (iv) Outplacement services at a level commensurate with
               Employee's position, including use of an Employee office and secretary available through such outplacement services, for a period of one (l) year commencing on the Employee's date of termination but in no event extending beyond the date on which Employee commences other full time employment.

               (i) If Employee's employment by RQI is terminated by RQI without good cause during the one hundred eighty (180) days prior to the effective date of a Change in Control, then RQI shall pay or provide Employee with all of the following severance benefits:

                    (i) a lump sum cash payment within fifteen (15) days of the Change in Control (or, if applicable, such later date as is necessary for Employee to execute the release described under Section 20(b) hereof) equal to Employee's base salary at the rate in effect at the time of Employee's termination for whatever time period is remaining under the Term of this Agreement at the time of Employee's termination, less any amounts paid pursuant to Section 5(d) hereof between the effective date of Employee's termination and the effective date of a Change in Control, plus one (1) times Employee's annual base salary at the rate in effect at the time of Employee's termination; and

                    (ii) the benefits set forth in subsections 12(h)(ii)
               through (iv) hereof; provided, however, that benefits under subsection 12(h)(iii) shall continue for the same period used to calculate the lump sum cash payment under clause (i) above.

        13.    COMPLETE AGREEMENT.

        This Agreement is not a promise of future employment. This Agreement supersedes any other agreements or understandings, written or oral, between RQI and Employee, and Employee has no oral representations, understandings or agreements with RQI or any of its officers, directors or representatives covering the same subject matter as this Agreement.

        This written Agreement is the final, complete and exclusive statement and expression of the agreement between RQI and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a written instrument signed by a duly authorized officer of RQI and Employee, and no term of this Agreement may be waived except by a written instrument signed by the party waiving the benefit of such term.

        14.    NOTICE.

        Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

               To the Company:      ResortQuest International, Inc.
                                    530 Oak Court Drive, Suite 360
                                    Memphis, Tennessee 38117

                                    Attention:     General Counsel

               To Employee:         James S. Olin
                                    530 Oak Court Drive, Suite 360
                                    Memphis, Tennessee 38117

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

        15.    SEVERABILITY; HEADINGS.

        If any portion of this Agreement is held invalid or inoperative (including a determination by RQI's independent public accountants in good faith that any provision of this Agreement would preclude "pooling of interests" accounting), the other portions of this Agreement shall be deemed valid and operative and so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

        16.    ARBITRATION.

        Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Memphis, Tennessee in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in Sections 5(b) and 5(c) hereof, respectively, or that RQI has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by RQI. To the fullest extent permitted by law, RQI shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute concerning payments, benefits or any other entitlements under Section 12 hereof; provided, however, that RQI shall be reimbursed by Employee for (a) the fees and expenses advanced in the event Employee's claim is, in a material manner, in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate, or (b) to the extent that the arbitrator or court, as appropriate, determines that such legal and other professional fees are clearly and demonstrably unreasonable.

        17.    GOVERNING LAW.

        This Agreement shall in all respects be interpreted, construed and enforced according to the internal laws of the State of Tennessee, without giving effect to choice of law principles thereof.

        18.    COUNTERPARTS.

        This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        19.    CONFIDENTIALITY.

               (a) Employee agrees and understands that during the Employee's position with RQI, Employee has been and will be exposed to and receive information relating to the affairs of RQI considered by RQI to be confidential and in the nature of trade secrets (including but not limited to procedures, memoranda, notes, records and customer lists, whether such information has been or is made, developed or compiled by Employee or otherwise has been or is made available to him) (any and all such information, the "Confidential information"). Employee agrees that, during the Tenn and thereafter for a period of two (2) years, Employee shall keep such Confidential Information confidential and will not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of RQI; provided, however, that (i) Employee shall have no such obligation to the extent such Confidential Information is or becomes publicly known other than as a result of Employee's breach of his obligations hereunder or is received by Employee following the date of termination and (ii) Employee may, after giving prior notice to RQI to the extent practicable under the circumstances, disclose such Confidential Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process.

               (b) Employee agrees that all Confidential Information is and shall remain the property of RQI. Employee further agrees that, during the Term and thereafter, he shall hold in the strictest confidence all Confidential Information, and shall not, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person or entity, other than RQI and its authorized employees, to use or otherwise gain access to any Confidential Information.

        20.    NO MITIGATION/NO OFFSET/RELEASE.

               (a) In the event of any termination of employment hereunder, Employee shall be under no obligation to seek other employment and there shall be no offset against any amounts due Employee under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which RQI may have against Employee or others, except as specifically set forth in Section 3 hereof or upon obtaining by RQI of a final unappealable judgment against Employee.

               (b) Any amounts payable and benefits or additional rights provided pursuant to Sections 5(d), 5(e) or 12 beyond Accrued Obligations shall only be payable if Employee delivers to RQI a release (substantially in the form of the release set forth in RQI's standard form severance agreement) of all claims that Employee has or may have against RQI and its affiliates (other than claims to payments, benefits or entitlements specifically payable or provided hereunder, claims under COBRA, claims to vested accrued benefits under RQI's employee benefit plans or any rights of indemnification under RQI's organizational documents) occurring up to the release date in such form as reasonably requested by RQI; provided, however, that such release shall also release Employee of all claims that RQI and its affiliates have or may have against the Employee. In the event that RQI fails to deliver such release to Employee within ten (10) days from the later of (i) the Employee's date of termination or (ii) the date of the Change in Control, such release shall not be required and shall not prohibit or otherwise delay payment of any amounts due Employee hereunder.

               (c) Upon any termination of employment, upon the request of RQI, Employee shall deliver to RQI a resignation from all offices and directorships and fiduciary positions of Employee in which Employee is serving with, or at the request of, RQI or its subsidiaries, affiliates or benefit plans.

        21.    LIABILITY INSURANCE.

          RQI shall cover Employee under directors and officers liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent, if any, as RQI covers its other officers and directors.

        22.    LITIGATION SUPPORT.

        Subject to Employee's other commitments, following the Term, Employee shall be reasonably available to cooperate (but only truthfully) with RQI and provide information as to matters which Employee was personally involved, or has information on, during the Term and which are or become the subject of litigation or other dispute.

        23.    MULTIPLE TRIGGERING EVENTS; CANCELLATION AND RECOVERY.

        If Employee first becomes eligible to receive payments pursuant to Sections 5(d) or (e) or Sections 12(b), (c), (h) or (i) hereof, Employee shall not thereafter be entitled to any additional payments or benefits pursuant to such provisions (other than pursuant to Section 12(i) hereof) which would have become payable as a result of subsequent events had Employee's employment by RQI not previously terminated. Notwithstanding anything herein to the contrary, RQI reserves the right to terminate all payments and benefits hereunder and to recover from Employee amounts previously paid to Employee if Employee's employment by RQI is terminated by Employee for good reason or by RQI without good cause within thirty (30) days after an event which would be grounds for a termination by RQI for good cause.

                               * * * * * * * * * *

      [Remainder of Page Intentionally Left Blank - Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       RESORTQUEST INTERNATIONAL, INC.,
                                       a Delaware corporation

                                       By:  /s/ David L. Levine
                                           -------------------------
                                       Name:
                                           -------------------------
                                       Title:    CEO
                                           -------------------------

                                       EMPLOYEE:

                                         /s/ James Olin
                                       -----------------------------
                                         James Olin, individually

                                    EXHIBIT A

                                       TO

                              EMPLOYMENT AGREEMENT

        The term "good reason" shall mean, without the express written consent of Employee, the occurrence of any of the following events:

        (i) any material diminution or change in (except temporarily during any period of Disability) Employee's positions, duties, responsibilities, authority or titles not commensurate with Employee's position or the assignment of duties or responsibilities not commensurate with Employee's position;

        (ii) a reduction by RQI in Employee's base salary provided in Section 2(a) hereof;

        (iii) a failure to continue bonus, incentive or other equity plans, programs or arrangements, or Employee's participation therein, on the same basis as to potential or targeted amounts; or

        (iv)  a material breach by RQI of any agreement with Employee.